Exhibit 99.1

May 30, 2017

Dear Limited Partner,

The past year and a half since the December 2015 hedge fund attack has been very difficult for our limited partners, our clients and our management team. This attack disrupted United Development Funding III, L.P.’s (“UDF III” or the “Fund”) business and adversely impacted UDF III’s operations. Despite these tremendous challenges, the Fund continues to focus on managing its day-to-day operations, working toward completion of its financial statements and managing liquidity. Since the attack, progress has been made on several fronts.

The following is an update on certain events that have transpired since our last detailed communication on December 5, 2016:

•	The Fund’s primary use of cash flow has been the reduction of debt, which has decreased the amount of cash available to fund development of new and existing projects and for distributions to the Fund’s limited partners.

•	UDF III reduced its line of credit from approximately $15 million at September 30, 2015 to approximately $1.1 million as of May 26, 2017.

•	The Fund paid distributions of $0.17 per unit in 2016.

•	The Fund’s access to both debt and equity capital has been impeded, halting the planned transition of certain development projects of one of the Fund’s clients, Buffington Land Development, LLC, to successor developers. As a result, UDF III, together with certain of its affiliates and subsidiaries, entered into various assignments and a release agreement with Buffington Land Development and certain of its affiliates and subsidiaries. The transaction may have a material adverse impact on UDF III’s financial statements.

•	As previously disclosed, EisnerAmper LLP has been engaged as the new independent registered public accounting firm by each of the United Development Funding funds. The Fund continues to work diligently to complete the financial reporting for multiple years and quarters beginning December 31, 2015 through March 31, 2017. The contemporaneous preparation of audit reports and reviews for multiple periods, as well as the other demands management is addressing, have extended the time required to complete the financial reporting. The process is ongoing, and the Fund and its management are committed to publication of the financial statements as promptly as possible.

•	On April 10, 2017, UDF III appointed Stuart Ducote as its chief financial officer. Mr. Ducote has served as the chief executive officer and chief financial officer of numerous public and privately held companies. Mr. Ducote replaces Cara D. Obert as the Fund’s principal financial officer and principal accounting officer, who resigned on April 10, 2017 in order to concentrate on her services as chief financial officer and treasurer of United Development Funding IV and United Development Funding Income Fund V. Ms. Obert also will continue to serve as chief financial officer of the Fund’s general partner.

•	In December 2016, UDF III, together with United Development Funding IV (collectively, the "Companies"), along with certain individuals associated with the Companies, submitted responses to the previously disclosed "Wells Notices" from the Securities and Exchange Commission regarding potential enforcement actions alleging certain securities law violations. The Companies continue to believe that they have complied with all applicable laws and regulations.

As disclosed in our last communication, pursuant to the regulations of the Financial Industry Regulatory Authority (“FINRA”), UDF III is required to determine an estimated value of its units of limited partnership interest on an annual basis. The most recent estimated value was determined by UDF III as of March 6, 2015. UDF III is not able to provide an updated estimated value until it has filed its year-end 2015 and its 2016 quarterly and annual financial statements, but intends to determine an updated estimated value after such financial statements are filed. Until UDF III determines an updated estimated value, customer account statements provided to UDF III’s limited partners will reflect no value reported.

As previously reported, tax reporting for UDF III is now estimated to be completed on or about September 1, 2017. We will make every attempt to provide an estimate of your tax liability as soon as possible.

Lastly, the certainty and timing of the Fund’s ability to access capital will determine the rate at which UDF III is able to fund planned and new development loans and grow operating income. The amount and timing of Fund distributions will be determined after UDF III files its audited financials and future capital needs have been assessed. Despite the unexpected challenges facing management and the Fund, we remain confident of the Fund’s business strategy and ability to capitalize in increasing housing demand.

Thank you for your patience and support.

This correspondence contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Fund makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Fund’s current expectations and estimates, and are not guarantees of future performance or future events. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” or other similar words. Readers of this correspondence should be aware that there are various factors, many of which are beyond the Trust’s control, that could cause actual results to differ materially from any forward-looking statements made in this correspondence. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. A number of important factors could cause actual results or events to differ materially from the forward-looking statements contained in this correspondence. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.